As filed with the Securities and Exchange Commission on

April 8, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ConnectOne Bancorp, Inc.

(Exact name of registrant as specified in its charter)

NEW JERSEY

(State or other jurisdiction of incorporation or organization)

26-1998619

(I.R.S. Employer Identification No.)

301 Sylvan Avenue

Englewood Cliffs, NJ 07632

(Address of principal executive offices)

North Jersey Community Bank 2005 STOCK OPTION PLAN - A

North Jersey Community Bank 2005 STOCK OPTION PLAN – B

NORTH JERSEY COMMUNITY BANK 2006 EQUITY COMPENSATION PLAN

NORTH JERSEY COMMUNITY BANCORP, INC. 2009 EQUITY COMPENSATION PLAN

2012 Equity CompenSation Plan

(Full title of the plans)

Frank Sorrentino III

ConnectOne Bancorp, Inc.

301 Sylvan Avenue

Englewood Cliffs, NJ 07632

(Name and address of agent for service)

(201) 816-8900

(Telephone number, including area code of agent for service)

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share and interests of participation in the Plan	551,000 (1)	$29.80	$16,419,800	$2,239.66

(1) Maximum number of shares authorized for issuance pursuant to the Registrant’s 2005 Stock Option Plan – A, 2005 Stock Option Plan – B, 2006 Equity Compensation Plan, 2009 Equity Compensation Plan and 2012 Equity Compensation Plan (collectively, the “Plan”). This Registration Statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plan.

(2) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low prices reported for the Registrant’s stock as of April 5, 2013 in accordance with Rule 457(h)(1).

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold to prevent dilution resulting from certain capital changes affecting the Registrant.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the “SEC”). Reports, proxy statements and other information concerning the Company filed with the SEC may be inspected and copies may be obtained (at prescribed rates) at the SEC’s Public Reference Section 100 F Street, N.E., Room 1580 Washington, DC 20549. The Commission also maintains a Website that contains copies of such material. The address of the Commission’s Website is http://www.sec.gov.

The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:

(a)	the Registrant’s annual report on Form 10-K for the year ended December 31, 2012 filed under the Securities Exchange Act of 1934 on March 27, 2013, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35812) filed with the Commission on February 7, 2013 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 12, 13(a), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VI of the Company’s Certificate of Incorporation provides as follows:

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Subject to the following, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to this Certificate of Incorporation, or change in law which authorizes this paragraph, shall not adversely affect any then existing right or protection of a director or officer of the Corporation.

Article VII of the Company’s Certificate of Incorporation provides as follows:

The Corporation shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the fullest extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this article.

The Corporation shall, from time to time, reimburse or advance to any person referred to in this article the funds necessary for payment of expenses, including attorneys’ fees, incurred in connection with any action, suit or proceeding referred to in this article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that the director’s or officer’s acts or omissions (i) constitute a breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in the director or officer receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

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The following exhibits are filed with this Registration Statement.

Exhibit
Number	Description of Exhibit

4.1	North Jersey Community Bank 2005 Stock Option Plan – A (1)
4.2	North Jersey Community Bank 2005 Stock Option Plan – B (1)
4.3	North Jersey Community Bank 2006 Equity Compensation Plan (1)
4.4	North Jersey Community Bancorp, Inc. 2009 Equity Compensation Plan (1)
4.5	2012 Equity Compensation Plan (1)

5	Opinion of Windels Marx Lane & Mittendorf, LLP

23(a)	Consent of Crowe Horwath LLP

23(b)	Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)

(1) Incorporated by reference from the Registrant’s Registration Statement on Form S-1 as amended (File No. 333-185979), as filed with the SEC on January 11, 2013.

Item 9. Undertakings.

The registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply because this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is

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contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Bernardsville, State of New Jersey, on the 8th day of April, 2013. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

ConnectOne Bancorp, Inc.

Signature & Title	Date

/s/ Frank Sorrentino III	April 8, 2013
Frank Sorrentino III Chairman & Chief Executive Officer (Principal Executive Officer)

William S. Burns	April 8, 2013
Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Frank Baier	April 8, 2013
Frank Baier Director

/s/ Stephen Boswell	April 8, 2013
Stephen Boswell Director

/s/ Frank Cavuoto	April 8, 2013
Frank Cavuoto Director

/s/ Dale Creamer	April 8, 2013
Dale Creamer Director

/s/ Stephen M. Goldman	April 8, 2013
Stephen M. Goldman Director

/s/ Frank Huttle III	April 8, 2013
Frank Huttle III Director

/s/ Michael Kempner	April 8, 2013
Michael Kempner Director

/s/ Joseph Parisi Jr.	April 8, 2013
Joseph Parisi Jr. Director
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EXHIBIT INDEX TO REGISTRATION

STATEMENT ON FORM S-8

OF CONNECTONE BANCORP. INC.

Exhibit
Number	Description of Exhibit

4.1	North Jersey Community Bank 2005 Stock Option Plan – A (1)
4.2	North Jersey Community Bank 2005 Stock Option Plan – B (1)
4.3	North Jersey Community Bank 2006 Equity Compensation Plan (1)
4.4	North Jersey Community Bancorp, Inc. 2009 Equity Compensation Plan (1)
4.5	2012 Equity Compensation Plan (1)

5	Opinion of Windels Marx Lane & Mittendorf, LLP

23(a)	Consent of Crowe Horwath LLP

23(b)	Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)

(1) Incorporated by reference from the Registrant’s Registration Statement on Form S-1 as amended (File No. 333-185979), as filed with the SEC on January 11, 2013.

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